EXHIBIT 21.1

Veeco Instruments Inc.

Annual Report on Form 10-K for the Year Ended December 31, 2005

Exhibit 21.1—Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
U.S. Subsidiaries
Veeco Compound Semiconductor Inc.	MN
Veeco Ion Beam Equipment Inc.	DE
Veeco Metrology, LLC	DE
Veeco Slider Process Equipment Inc.	CA
Veeco Tucson Inc.	AZ
Foreign Subsidiaries
Nihon Veeco K.K.	Japan
Veeco Asia Pte. Ltd.	Singapore
Veeco Instruments GmbH	Germany
Veeco Instruments Limited	England
Veeco Instruments S.A.S.	France
Veeco Instruments B.V.	Netherlands
Veeco Korea Inc.	Korea
Veeco Instruments (Shanghai) Co. Ltd.	China
Veeco Taiwan Inc.	Taiwan